Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Completes Divestiture of Agent Services Businesses

Company Announces Management and Segment Reporting Changes

OMAHA, NE, March 3, 2015 – West Corporation (Nasdaq:WSTC), a leading provider of technology-enabled communication services, today announced that it has completed the sale of several of its agent services business to Alorica Inc. for approximately $275 million in cash. The Company’s entry into the definitive agreement providing for the sale was announced on January 7, 2015.

“We are pleased to finalize this transaction,” said Tom Barker, chairman and chief executive officer of West Corporation. “This divestiture helps to position West as a leaner, more focused, faster growing company with better profit margins and provides additional financial flexibility to potentially add more strategic assets or reduce our outstanding debt.”

Management Changes

The Company also announced that Jan Madsen has been formally named Chief Financial Officer and Treasurer of the Company. Ms. Madsen replaces Paul Mendlik, who had previously announced his plans to retire. Mr. Mendlik will remain with the Company through April and has agreed to a two-year consulting agreement post retirement.

Additionally, Steve Stangl, president of the Company’s Communication Services operating segment, has announced his departure from the Company. “I would like to thank Steve for more than 20 years of dedicated service and contribution to West, and, in particular, his leadership of the Communication Services business,” said Tom Barker.

Change in Segment Reporting

The Company previously reported its financial results in two operating segments – Unified Communications and Communication Services. Going forward, the Company will report financial results on a consolidated basis only. This change was made to align the Company’s external reporting structure with its internal reporting and performance assessment structure.

The Company plans to continue to publish its platform and agent revenue quarterly and update the market on the progress of select lines of business.

Conference Call

The Company will hold a conference call to discuss these topics on Wednesday, March 4, 2015 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by dialing 800-374-0457 or 706-643-7547 or by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available two hours after the call’s completion by dialing 855-859-2056 or 404-537-3406 and using conference number 99378570. The replay will be available until March 17, 2015. A replay will also be available on the Company’s website.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading global provider of communication and network infrastructure solutions. West helps manage or support essential enterprise communications with services that include unified communication services, safety services, interactive services such as automated notifications, telecom services and specialized agent services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, education, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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